16.21 LETTER ON CHANGE IN CERTIFYING ACCOUNTANT FROM AMISANO HANSON CHARTERED ACCOUNTANTS


October 28, 2005

Securities and Exchange Commission
Washington, D.C.  20549

Dear Sirs:

                  We have read Item 4.01 of Form 8-K dated October 28, 2005, of Zingo, Inc. (formerly Javakingcoffee, Inc.) and are in agreement with the statements contained in the first and third paragraphs of Item 4.01 on Page 2 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

                  We hereby confirm that there were no "reportable events" (as defined in Item 304(a)(v) of Regulation S-K) that occurred within the most recent fiscal year of Zingo, Inc.



Sincerely,

By:  /s/Amisano Hanson
Amisano Hanson Chartered Accountants

cc:   Holly Roseberry